SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


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                                  LODGIAN, INC.
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                (Name of Registrant as Specified In Its Charter)

                             EDGECLIFF HOLDINGS, LLC
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contact: Joseph E. Marquet, Edgecliff Holdings, LLC
Phone:   (859) 578-1100

Contact: Robert C. Marese, MacKenzie Partners, Inc.
Phone:   (212) 929-5500

           EDGECLIFF HOLDINGS, LLC RESPONDS TO MIDNIGHT PRESS RELEASE
                                OF LODGIAN, INC.

Ft. Mitchell, Kentucky, October 19, 2000--Edgecliff Holdings, LLC announced today that, after reviewing another midnight press release issued by Lodgian, Inc. (NYSE: LOD), it remains unconvinced that Lodgian is committed to a fair process for the sale of the company. William J. Yung, President of Edgecliff, said "Lodgian cannot claim that it is treating us fairly when, before even talking to us, it has already agreed to grant a 60-day exclusive due diligence period to another bidder, to reimburse that bidder's expenses, and to grant that bidder an exclusive five-day right to match any offer we make before Lodgian can even `consider' our offer. In addition, Lodgian is not telling its stockholders that under its agreement with Whitehall, Lodgian cannot actively negotiate a definitive agreement with us, even if Lodgian's Board determines that our offer is a `superior offer' and Whitehall fails to match our offer, until Whitehall's exclusive 60-day due diligence period ends. While our nominees for election to Lodgian's Board are committed to a fair process, Lodgian's current Board seems only to be concerned with the appearance of fairness."

Edgecliff also reported that following Lodgian's October 12 announcement that it had received Whitehall's non-binding acquisition proposal and had entered into an exclusivity agreement with Whitehall, Institutional Shareholder Services
(ISS), a leading independent proxy advisory firm, reaffirmed its recommendation that Lodgian stockholders vote for Edgecliff's nominees at the Lodgian's 2000 annual meeting of stockholders by using Edgecliff's GREEN proxy card. Mr. Yung said, "We are gratified that our nominees have the continued support of an independent advisory firm like ISS, and hope that all stockholders will follow ISS's recommendation as they cast their votes."

Commenting on the timing of Lodgian's press release, Mr. Yung said, "Once again, the company has issued a statement in the middle of the night and with little time for us to respond prior to the annual stockholder meeting. As of 9:30 a.m. today, we have yet to receive Lodgian's letter or the form of confidentiality agreement that the company is demanding we sign. Nevertheless, our advisors intend to contact their advisors to negotiate such an agreement, including a reasonable `standstill provision.' However, we strongly believe that any standstill provision must clearly protect the right of Lodgian's stockholders to receive the maximum price available for their shares." Mr. Yung also stated, "We reject Lodgian's claim that we must comply with the restrictions set forth in Lodgian's agreement with Whitehall in order for Lodgian to be able to deal with us. We

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believe that Lodgian's current Board has breached its fiduciary duties by entering into the Whitehall agreement, and that the Whitehall agreement is null and void."

Lodgian stockholders can vote for Edgecliff's nominees by submitting Edgecliff's GREEN proxy card or by voting in person at Lodgian's annual meeting. Stockholders who have previously submitted a WHITE proxy card for management's nominees may vote in favor of the Edgecliff nominees by submitting a later-dated GREEN proxy card. Stockholders who have any questions as to how to vote their shares or who wish to obtain a new proxy card should contact Edgecliff's proxy solicitor, MacKenzie Partners, Inc., at 212-929-5500 or toll free at 800-322-2885.